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                                 EXHIBIT 21.1


                      SUBSIDIARIES OF RIVER HOLDING CORP.

(1) Name and jurisdiction of incorporation or organization of each subsidiary of River Holding Corp.

               Hudson Respiratory Care Inc.        California